UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2015

Dominion Resources Black Warrior Trust

(Exact name of registrant as specified in its charter)

Delaware	1-11335	75-6461716
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Royalty Trust Management Southwest Bank 2911 Turtle Creek Boulevard Dallas, TX	75219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 588-7839

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On December 23, 2015, Dominion Resources Black Warrior Trust (the “Trust”) entered into a Loan Agreement (the “Loan Agreement”) with Southwest Bank (the “Lender”), pursuant to which the Lender has agreed to provide the Trust with a secured, revolving credit line in the maximum amount of $250,000 under that certain Revolving Promissory Note, executed on December 23, 2015 by the Trust in favor of the Lender (the “Note”). The Lender currently serves as trustee of the Trust, for which it has received customary fees and expenses.

Pursuant to the Loan Agreement, the Trust may borrow and re-borrow funds on a revolving basis from the closing date to the earlier of (i) the maturity of the Note on December 23, 2016 (the “Maturity Date”) or (ii) the termination of the Lender’s commitment to lend the funds. Amounts outstanding under the Note will bear interest at the greater of (i) the prime rate as published in the Money Rates section of The Wall Street Journal plus 1.75% per annum or (ii) 5.0% per annum, and will become due and payable on December 23, 2016, subject to acceleration upon the occurrence of certain specified events of default. The current interest rate is 5.0% per annum. The Note is payable on demand, but if no demand is made, accrued interest shall be due and payable on January 23, 2016, and on the same day of every month thereafter until the Maturity Date, when all unpaid principal and accrued, unpaid interest shall be due and payable.

Unless otherwise agreed by the Lender, each loan will be in the principal amount of at least $10,000.00. Such funds may be used for working capital to pay for expenses owed to certain parties as specified in the Loan Agreement and other expenses as approved by the Lender. The Trust may prepay the Note in part or in full without penalty. Pursuant to each of the Loan Documents (as defined below), a default may be declared, and outstanding loans may become due and payable in full, upon the occurrence of certain events, including the Trust’s failure to make payments of principal or interest, noncompliance with or breach of covenants and other provisions, false representations, bankruptcy or insolvency, certain judgments, delisting from the New York Stock Exchange and the dissolution or termination of the Trust, as further specified in the Loan Documents. The Loan Documents also contain customary representations, warranties and defaults for a facility of this nature and affirmative and negative covenants, such as restrictions on indebtedness, liens, investments and sale of assets.

Amounts outstanding under the Note are secured by certain real and personal property of the Trust, including, without limitation, all equipment and inventory owned by the Trust, all present and future overriding royalty interests in oil, gas and other minerals owned by the Trust, and all present and future claims made by or paid to the Trust in the bankruptcy proceedings of In Re Walter Energy Inc. et al. The security interests were granted pursuant to that certain Security Agreement dated as of December 23, 2015, made by the Trust in favor of the Lender (the “Security Agreement”) and that certain Mortgage with Assignment of Production, Security Agreement and Fixture Filing dated as of December 23, 2015, made by the Trust in favor of the Lender (the “Mortgage,” and together with the Loan Agreement, the Note and the Security Agreement, the “Loan Documents”).

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES BLACK WARRIOR TRUST

Date: December 30, 2015	By: Southwest Bank, in its capacity as trustee of Dominion Resources Black Warrior Trust and not in its individual capacity or otherwise

	By:	/s/ Tod Miller
Tod Miller
Executive Vice President